Exhibit 99.1

BBQGuys, A Leading Online Grilling And Outdoor Living E-Commerce Platform, To Become A Publicly Traded Company Via Merger With Velocity Acquisition Corp.

●	BBQGuys has entered into a definitive business combination agreement with special purpose acquisition company Velocity Acquisition Corp. (NASDAQ: VELO)

●	BBQGuys is a leading specialty e-commerce and content platform for grills, grilling accessories and outdoor living products and enthusiasts, selling top third party products and outdoor solutions to retail and professional customers

●	BBQGuys has an emerging owned-brands portfolio focused on filling gaps in the market using a data-driven approach and an expanding wholesale/retail distribution network

●	BBQGuys delivers a proven track record of growth and profitability, including 43 consecutive quarters of YOY top-line growth and positive EBITDA

●	The transaction values BBQGuys at a pro forma equity value of $963 million and an enterprise value of $839 million (assuming no redemptions)

●	The $230 million of cash held in Velocity Acquisition’s trust account (assuming no redemptions) will be used to invest in BBQGuys’ key growth initiatives and provide additional working capital, resulting in a pro forma balance sheet net cash position of $125 million

●	The current shareholders (including Brand Velocity Partners) and management are rolling 100% of their equity into the Company and will continue to own at least 71% of shares on a pro forma basis

●	More information about the transaction is available on the Company website at www.bbqguys.com/investors

BATON ROUGE, LA – July 20, 2021 – BBQ Holding, LLC, a leading specialty e-commerce platform for higher-end BBQ grills, grilling accessories and outdoor living products for both homeowners and professional builders (“BBQGuys” or the “Company”), and Velocity Acquisition Corp. (Nasdaq: VELO) (“Velocity”), a publicly-traded special purpose acquisition company, announced today they have entered into a definitive business combination agreement that will result in BBQGuys becoming a publicly listed company on NASDAQ under the new ticker symbol “BBQG”. The transaction values the Company, which generated revenue of $264 million in 2020, at a pro forma equity value of approximately $963 million and an enterprise value of approximately $839 million.

Velocity, launched by investment platform &vest, is led by Doug Jacob, Founder, and Adrian Covey, Chief Executive Officer. Velocity is the second SPAC launched by &vest; its first SPAC, FAST Acquisition Corp (NYSE: FST), entered into an agreement to merge with Fertitta Entertainment Inc. in an $8.6 billion transaction. BBQGuys’ Chief Executive Officer, Russ Wheeler, and the current management team will continue to lead the combined company.

Company Overview

Founded in 1998, BBQGuys is one of the largest specialty e-commerce platforms for higher-end grills, grilling accessories and outdoor kitchen products, and is rapidly evolving into a complete outdoor living lifestyle brand. Unlike mass-market and brick-and-mortar specialty retailers, or manufacturers selling direct-to-consumer, BBQGuys offers a comprehensive consumer experience for the grilling and outdoor living enthusiast. Complemented by a strong focus on sales and customer support, this experience includes deep category expertise, tailored fulfillment capabilities, and a digital content engine for not only consumers looking for grilling techniques and recipes, but also professional customers seeking outdoor planning concepts. BBQGuys fosters and maintains long-tenured relationships with key brand partners, plus an attractive and growing portfolio of owned brands (including Blaze and Victory) that address gaps in the market and benefit from BBQGuys’ established infrastructure to commercialize its innovation pipeline.

BBQGuys was acquired by innovative private equity firm Brand Velocity Partners (“BVP”) along with additional strategic investors including the Manning family (Archie, Cooper, Peyton, and Eli), NFL Hall of Famers LaDainian Tomlinson and Steve Hutchinson, and lifestyle entrepreneur Landyn Hutchinson. Since the acquisition, BBQGuys and BVP have instituted significant advancements to the BBQGuys platform, including the development of additional distribution centers to improve national distribution, the acquisition of Pacific Coast Manufacturing to enhance vertical integration of BBQGuys’ owned brands, the addition of key management and executive team members, and the expanded focus on BBQGuys’ national sales center and PRO customers. Further, BBQGuys and BVP have formalized relationships with several key investors to also be the faces and personalities of the Company’s national marketing strategy, including its first national advertising campaign featuring the entire Manning family as brand ambassadors.

Management Commentary

“Our rapidly accelerating, digitally-powered business is the perfect complement to Velocity’s operator-led domain expertise and successful track record,” said Mr. Wheeler. “The efforts of our incredible team have already led to 43 consecutive quarters of year-over-year top-line growth and positive EBITDA. We have also benefited under the ownership of Brand Velocity Partners who have significantly supplemented the Company’s marketing and business development efforts. With our highly capital efficient structure and defensible platform informed by more than 20 years of proprietary customer data, we expect our growth to accelerate as we continue to build the BBQGuys brand among consumers and professionals. We are excited to team up with Velocity and continue partnering with BVP.”

“At Velocity, we set out to find a generational asset in the digital transformation space, where our branding and digital expertise could be highly additive, and we found everything we were looking for in BBQGuys,” said Mr. Jacob. “Their category leadership and compelling financial profile have been built by a best-in-class management team, and fueled by a marketing engine with data-driven insights we know are crucial to digital success. BBQGuys’ extension into professional markets (through BBQGuys PRO) and other BBQ-adjacent categories such as outdoor living provides excellent opportunities for diversified growth and a path to becoming the next great ecommerce platform.”

“It is with great excitement that we continue our partnership with BBQGuys in the next phase of its business as a public company,” said Steve Lebowitz, Co-Founder and Managing Partner at Brand Velocity Partners. “We look to partner with companies seeking to supercharge growth through not only our differentiated marketing resources, but also how we prioritize investment in the talents of their employees. We have accomplished a great amount since purchasing the company from the founders by building out BBQGuys’ management team and infrastructure, making a targeted acquisition and supercharging the marketing and investor base. We are thrilled to take the company to the next level through a combination with Velocity, and we can’t wait to contribute to the incredible growth that we believe lies ahead.”

Transaction Overview

The transaction implies a pro forma enterprise valuation for BBQGuys of $839 million, or 17.0x projected 2022 pro forma Adjusted EBITDA of $49 million. Estimated cash proceeds to the Company from the transaction are expected to consist of Velocity’s $230 million of cash in trust (assuming no redemptions).

The Company expects to use the proceeds from the transaction to invest in BBQGuys’ key growth initiatives, including acquisitions, and provide additional working capital in addition to covering transaction-related costs.

Upon the closing of the transaction, and assuming none of Velocity’s public stockholders elect to redeem their shares, existing BBQGuys shareholders, including BVP, are expected to own 71% of the combined company, the Velocity sponsors are expected to own 5% of the combined company, and public stockholders are expected to own 24% of the combined company. As part of BVP’s “Share the Gains” program, BVP’s principals are allocating 10% of their carried interest to the non-senior management employees of BBQGuys (subject to vesting).

The boards of directors of each of Velocity and BBQGuys have approved the transaction. The transaction will require the approval of the stockholders of Velocity and is subject to other customary closing conditions including the receipt of certain regulatory approvals. The transaction is expected to close in the fourth quarter of 2021.

More information about the transaction can be found at www.bbqguys.com/investors.

Advisors

Credit Suisse acted as exclusive financial advisor to BBQGuys. Jefferies acted as the M&A advisor to Velocity. Citigroup and Canaccord Genuity acted as financial and capital markets advisors to Velocity. Sidley Austin LLP acted as the legal advisor to BBQGuys and Winston & Strawn LLP acted as the legal advisor to Velocity.

About BBQGuys

BBQGuys is a leading e-commerce retailer of higher-end grills, grilling accessories and outdoor living products for both homeowners and professional builders. What began as a humble brick-and-mortar store in 1998 has since evolved into one of America’s fastest-growing businesses–one that has served over a million happy customers nationwide. With an A+ rating from the Better Business Bureau and annual recognition as a leader in the online space, BBQGuys has cemented itself as a trusted voice in the grilling and outdoor living industry. Were you born to grill? Visit us at BBQGuys.com.

About Velocity Acquisition Corp.

Velocity Acquisition Corp. is a special purpose acquisition company formed by the investment platform &vest in February 2021 with the purpose of entering into a business combination with one or more businesses in the digital transformation space. Velocity is the second special purpose acquisition company launched by &vest; its first SPAC, FAST Acquisition Corp. (NYSE: FST), entered into an agreement to merge with Fertitta Entertainment Inc. in an $8.6 billion transaction. &vest is a unique investment platform co-founded by Doug Jacob in 2019 that manages two SPAC franchises (FAST and Velocity), as well as a series of private investments and an integrated creative consultancy.

About Brand Velocity Partners

Brand Velocity Partners (BVP) is an innovative private equity firm focused on investing in businesses that are well-positioned to benefit from its growth-centric approach, deep marketing expertise and investment in the employees of its companies. BVP utilizes its full-service agency partner, Source Communications, to develop and execute marketing programs for portfolio companies. Portfolio companies also leverage BVP’s vast sports and entertainment networks to create accretive partnerships with athletes, teams, leagues, celebrities and other businesses. In addition, BVP recognizes the worth of each person that contributes to a company’s success. In recognition, we dedicate 10% of our total carried interest pool (i.e., our primary means of compensation as investment managers) in every investment to the non-management team employees, each of whom is valued by us and critically important to our continued, collective success. This is our Share the Gains program, which ensures that all employees of a company—not just senior management teams and the private equity owners who have separate means of compensation—share in the benefits from our united efforts. To learn more about BVP, its portfolio companies, and its innovative growth strategies, please visit www.brandvelocitypartners.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our or our management team’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including possible business combinations, revenue growth and financial performance, product expansion and services. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our current expectations and beliefs made by the management of Velocity and BBQGuys in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on Velocity and BBQGuys as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Velocity or BBQGuys will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including that the Velocity stockholders will approve the transaction, regulatory approvals, product and service acceptance, and that, BBQGuys will have sufficient capital upon the approval of the transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of Velocity’s filings with the SEC, and in Velocity’s current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to Velocity and BBQGuys as of the date hereof, and Velocity and BBQGuys assume no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional Information

In connection with the proposed business combination, Velocity intends to file with the SEC a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of Velocity, and after the registration statement is declared effective, Velocity will mail a definitive proxy statement/prospectus relating to the proposed business combination to its shareholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Velocity’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about BBQGuys, Velocity and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to shareholders of Velocity as of a record date to be established for voting on the proposed business combination. Such shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Velocity Acquisition Corp., 109 Old Branchville Road, Ridgefield CT, Attention: Doug Jacob, Founder.

Participants in the Solicitation

Velocity and BBQGuys and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Velocity’s shareholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Velocity’s shareholders in connection with the proposed business combination will be set forth in Velocity’s registration statement on Form S-4, including a proxy statement/prospectus, when it is filed with the SEC. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of Velocity’s directors and officers in Velocity’s filings with the SEC and such information will also be in the Registration Statement to be filed with the SEC by Velocity, which will include the proxy statement / prospectus of Velocity for the proposed transaction.

For more information, please contact

BBQGuys:

Bruce Williams, Investor Relations

BBQGuysIR@icrinc.com
Michael Wolfe, Public Relations

BBQGuys@icrinc.com

(646) 277-1200

BVP Media Contact:

BVP@icrinc.com